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                                                                      EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS
-------------------------------

The Board of Directors
Choices Entertainment Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 33-44343 and 33-87016) on Form S-8, of Choices Entertainment Corporation of our report dated March 6, 1998 relating to the consolidated balance sheets of Choices Entertainment Corporation as of December 31, 1997 and 1996, and the related consolidated statements of income (loss), stockholders' deficit and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-KSB of Choices Entertainment Corporation.

Our report contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, is in default on certain obligations and has a net working capital deficiency, which factors raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                                                  /S/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
March 27, 1998